Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT: Philip Mengel

Chief Executive Officer

U.S. Can Corporation

(630) 678-8039

UNITED STATES CAN COMPANY ANNOUNCES ACCEPTANCE OF

$124.64 MILLION 10 7/8% SENIOR SECURED NOTES DUE 2010 AND

$162.24 MILLION OF 12 3/8% SENIOR SUBORDINATED NOTES DUE 2010

IN TENDER OFFERS

LOMBARD, ILLINOIS, March 27, 2006 – United States Can Company (the “Company”) announced today that its tender offers for all of its outstanding 10 7/8% Senior Secured Notes due 2010 (the “Secured Notes”) and 12 3/8% Senior Subordinated Notes due 2010 (the “Subordinated Notes” and, together with the Secured Notes, the “Notes”) expired today at 5:00 p.m., New York City time, on March 27, 2006, and that it has accepted for payment and will purchase all Notes validly tendered pursuant to the tender offers and not withdrawn prior to such expiration. According to D.F. King & Co., Inc., the depositary of the tender offers, approximately $124.64 million in aggregate principal amount of the Secured Notes and $162.24 million in aggregate principal amount of the Subordinated Notes were validly tendered and not withdrawn.

The holders of tendered Secured Notes who validly tendered their Secured Notes prior to 5:00 p.m., New York City time, on March 2, 2006, the Consent Payment Deadline, will receive $1,119.60 per $1,000 principal amount of the Secured Notes. The holders of tendered Subordinated Notes who validly tendered their Subordinated Notes prior to the consent payment deadline will receive $1,067.40 per $1,000 principal amount of the Subordinated Notes. Holders who validly tendered their Notes prior to the consent payment deadline will also receive accrued interest on the tendered Notes up to, but not including, the early settlement date, which is expected to be March 27, 2006.

Holders of Secured Notes who validly tendered their Secured Notes after the consent payment deadline but prior to the expiration time will receive $1,089.60 per $1,000 principal amount of the Secured Notes. Holders of Subordinated Notes who validly tendered their Subordinated Notes after the consent payment deadline but prior to the expiration time will receive $1,037.40 per $1,000 principal amount of the Subordinated Notes. Holders who validly tendered their Notes after the consent payment deadline but prior to the expiration time will receive accrued interest on the tendered Notes up to, but not including, the final settlement date, which is expected to be March 28, 2006.

Following the purchase of the Notes accepted in the tender offers, approximately $0.36 million in aggregate principal amount of the Secured Notes and $9.47 million in principal amount of the Subordinated Notes will remain outstanding. The aggregate cost to purchase the Secured Notes and Subordinated Notes tendered pursuant to the tender offer, including accrued and unpaid interest, was $325.24 million.

Lehman Brothers Inc. acted as the sole Dealer Manager for the tender offers and Solicitation Agent for the consent solicitations. D.F. King & Co., Inc. acted as the Information Agent and Depositary.

About U.S. Can Corporation

U.S. Can Corporation is a leading manufacturer of steel containers for personal care, household, automotive, paint and industrial products in the United States and Europe, as well as plastic containers in the United States and food cans in Europe.

Forward Looking Statements

Certain statements in this release constitute “forward-looking statements” within the meaning of the federal securities laws. Such statements involve known and unknown risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different than future results, performance or achievements expressed or implied in this release. By way of example and not limitation and in no particular order, known risks and uncertainties include general economic and business conditions; the Company’s substantial debt and ability to generate sufficient cash flows to service its debt; the Company’s compliance with the financial covenants contained in its various debt agreements; changes in market conditions or product demand; the level of cost reduction achieved through restructuring and capital expenditure programs; changes in raw material costs and availability; downward selling price movements; currency and interest rate fluctuations; increases in the Company’s leverage; the Company’s ability to effectively integrate acquisitions; changes in the Company’s business strategy or development plans; the timing and cost of plant closures; the success of new technology; and increases in the cost of compliance with laws and regulations, including environmental laws and regulations. In light of these and other risks and uncertainties, the inclusion of a forward-looking statement in this release should not be regarded as a representation by the Company that any future results, performance or achievements will be attained.